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             EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER SHARE

[CAPTION]

                                                        Fiscal year ended
                                                --------------------------------------
                                                October 28,  October 29,  October 30,
                                                       1995         1994       1993
                                                -----------  -----------    ----------

  Net earnings (loss)                           $(1,872)     $(16,127)       $2,454

  Weighted average number of common shares
    outstanding used in computing earnings
    per share                                 7,516,328     7,593,625     7,731,740

  Primary and fully diluted earnings
    (loss) per share before accounting
    changes                                      $(0.25)       $(1.19)        $0.19

  Cumulative effect of accounting
    changes per share --                             -          (0.93)         0.13
                                                 ------         -----         -----

  Earnings (loss) per share                      $(0.25)       $(2.12)        $0.32
                                                 ======         =====         =====
